Exhibit 99.1
Press Release

IR Contact:	Media Inquiries:

John B. Pelling, III	Julie Crothers
Vice President – Investor Relations	Vice President — Edelman
(708) 498-2013	(312) 240-2765
IR@midwestbank.com	Julie.Crothers@edelman.com
Midwest Banc Appoints J. J. Fritz as New CEO
Currently EVP and a Director; Appointment Reflects Experience in Community Banking
MELROSE PARK, IL, Jan. 29, 2009 — The Board of Directors of Midwest Banc Holdings, Inc. (NASDAQ:MBHI) today named Jay Fritz President and CEO of Midwest Banc Holdings, Inc. and CEO of its wholly owned banking subsidiary, Midwest Bank and Trust. Jay Fritz is a long-term Chicago banker who is presently Executive Vice President and a Director of Midwest Banc Holdings, Inc. and President, Chief Operating Officer and a Director of Midwest Bank & Trust Company. Previously, Jay was Chairman of Royal American Corporation, a bank holding company, which was acquired by Midwest Banc in 2006. Jay assumes the President and CEO role at Midwest Banc Holdings, Inc. formerly held by James J. Giancola. Jay began his banking career in Chicago in 1974.
The Board of Midwest Banc Holdings, Inc. and its employees thank Jim for his tireless work and contributions to the bank since 2004. Jim played an important role in expanding our branch network and maintaining our capital position during one of the most tumultuous banking environments in recent history. The Company recently reported its results of operations for 2008 and successfully navigated a very unstable environment. The Bank is well-capitalized as indicated in our recent earnings release. Our continuing objective, and that of our management team led by Jay, is to improve the safety and soundness of the Company.
Percy L. Berger, Sr., Chairman of Midwest Banc Holdings, Inc. Board of Directors, said, “We expanded Jay’s senior-level responsibilities and appointed him as CEO to recognize his decades of experience in the Chicagoland banking community, in particular his deep customer relationships and experience in middle-market lending. Jay is well equipped to guide Midwest through the uncertain economic environment that we are facing in 2009 and beyond.”
Mr. Fritz was Chairman and Chief Executive Officer of Royal American Corporation, which he and other investors founded in 1991. Prior to that, Mr. Fritz was Chief Executive Officer of First Chicago Bank of Mt. Prospect, IL. He also has held management positions at Northern Trust, First National Bank of Libertyville and Continental Illinois National Bank.
“With our well-capitalized balance sheet, this is the time to focus on improving our credit quality, earnings and capital ratios and focus on providing competitive services to our existing customers” said Mr. Fritz. “Our stability makes us a trusted partner for retail, wealth management and middle-market business customers in the Chicago area.”
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About Midwest Banc Holdings, Inc.
Midwest Banc Holdings, Inc. is a half century old community bank with $3.6 billion in assets. The Company has two principal operating subsidiaries; Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc. Midwest Bank has 27 full-service banking centers serving the diverse needs of both urban and suburban Chicagoland businesses and consumers through its Commercial Banking, Wealth Management, Corporate Trust and Retail Banking areas. Information on Midwest Bank’s products, services and locations are available by visiting www.midwestbank.com

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